EXHIBIT 99.1

AMN Healthcare Names Jeffrey R. Knudson

as Chief Financial Officer

DALLAS, Oct. 14, 2021 – AMN Healthcare (NYSE:AMN), the nation’s largest total talent solutions provider in healthcare, announced the appointment of Jeffrey R. Knudson as the company’s Chief Financial Officer. He will join the leadership team at AMN on November 2, 2021.

Knudson resides in Dallas with his family and comes to AMN Healthcare from At Home Group, Inc., a rapidly growing Home Décor Superstore, where he served as CFO and Executive Vice President, Supply Chain. In his role, he was responsible for all accounting, FP&A, treasury, investor relations, and internal audit activities. Immediately prior to his tenure with At Home, he served in several leadership positions at CVS Health and CVS Caremark Corp., including as Senior Vice President of Finance and Retail Controller for their $80 billion retail pharmacy segment. Prior to CVS, he was a key member of the Treasury and mergers and acquisition leadership teams at L Brands and Express Scripts.

“The AMN leadership team and Board of Directors are thrilled to have Jeff Knudson joining our organization during this time of fast growth and strategic importance in our evolution. Jeff brings very valuable healthcare and other sector expertise that will help our organization to continue to build and execute on our mission and financial goals,” said Susan Salka, President and CEO of AMN Healthcare. “In addition to the proven high caliber of expertise Jeff brings to AMN, we’re confident he is a perfect match for the values-based, highly engaged, fast-paced culture at AMN. His commitment to our communities and important social imperatives, such as diversity, equity, and inclusion, will be additive to the daily positive impact already occurring across AMN Healthcare.”

"I am honored to join AMN at this exciting time and look forward to working with Susan and the talented AMN team to further enhance the company's financial and operational performance,” said Knudson.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Media Contact

Jim Gogek

Corporate Communications

AMN Healthcare

(858) 350-3209

Jim.Gogek@amnhealthcare.com

Investor Contact

Randle Reece

Senior Director, Investor Relations and Strategy

AMN Healthcare

(866) 861-3229

investorrelations@amnhealthcare.com